Exhibit 99.1

IMMEDIATE RELEASE

POOL CORPORATION ANNOUNCES INCREASED QUARTERLY CASH DIVIDEND
AND VOTING RESULTS FOR 2013 ANNUAL MEETING OF STOCKHOLDERS
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COVINGTON, LA. (May 2, 2013) - Pool Corporation (NASDAQ/GSM:POOL) announced today that its Board of Directors has declared a quarterly cash dividend of $0.19 per share, a 19% increase over the previous quarterly dividend amount of $0.16 per share. The dividend is payable on May 30, 2013 to stockholders of record on May 15, 2013. As of May 1, 2013 there were 46,585,364 shares of common stock outstanding.

Speaking at POOLCORP's annual meeting of stockholders on May 1, 2013, Wilson B. Sexton, Chairman of the Board, said that the stockholders elected Andrew W. Code, James J. Gaffney, George T. Haymaker, Jr., Manuel J. Perez de la Mesa, Harlan F. Seymour, Robert C. Sledd, John E. Stokely and himself to serve as directors for the ensuing year. Stockholders also ratified the retention of Ernst & Young LLP as the Company's independent registered public accounting firm for fiscal 2013, approved, on an advisory, non-binding basis, the compensation of our named executive officers (the say-on-pay vote) and approved the Pool Corporation Strategic Plan Incentive Program.

Mr. Sexton stated, “We, as a Board, appreciate the enduring confidence that the shareholders place in us. The stewardship of a public company involves a sincere commitment and obligation on the part of its directors. We take our responsibility to provide direction, vision and guidance to the company very seriously and pledge to serve Pool Corporation and its shareholders diligently for the ensuing year.”

Pool Corporation is the largest wholesale distributor of swimming pool and related backyard products. Currently, POOLCORP operates 318 sales centers in North America and Europe, through which it distributes more than 160,000 national brand and private label products to roughly 80,000 wholesale customers. For more information about POOLCORP, please visit www.poolcorp.com.

This news release includes “forward-looking” statements that involve risk and uncertainties that are generally identifiable through the use of words such as “believe,” “expect,” “intend,” “plan,” “estimate,” “project” and similar expressions and include projections of earnings. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur. Actual results may differ materially due to a variety of factors, including the sensitivity of our business to weather conditions, changes in the economy and the housing market, our ability to maintain favorable relationships with suppliers and manufacturers, competition from other leisure product alternatives and mass merchants and other risks detailed in POOLCORP's 2012 Annual Report on Form 10-K filed with the Securities and Exchange Commission.

CONTACT:
Craig K. Hubbard
985.801.5117
craig.hubbard@poolcorp.com